[AMERIANA BANCORP LOGO]

News Release

Contact:   Jerome J. Gassen
          President and Chief Executive Officer
          (765) 529-2230

AMERIANA BANCORP REPORTS 2013 NET INCOME
OF $2.2 MILLION OR $0.73 PER SHARE

NEW CASTLE, Ind. (February 7, 2014) – Ameriana Bancorp (NASDAQ: ASBI), parent company for Ameriana Bank, today announced earnings for the fourth quarter of 2013 of $481,000, or $0.16 per basic and diluted share, compared with $577,000, or $0.19 per basic and diluted share, for the fourth quarter of 2012.

For 2013, Ameriana's net income increased $347,000, or 18.9%, to $2.2 million, or $0.73 per basic and diluted share, compared with $1.8 million or $0.62 per basic and diluted share, in 2012.

Commenting on the announcement, Jerome J. Gassen, President and Chief Executive Officer, said, "We are pleased to report solid fourth quarter results, which contributed to another year of earnings growth for Ameriana Bancorp and additional improvement in the Bank's credit metrics, all of which were accomplished in a stubbornly difficult business environment.  Competition for business loans was very strong throughout the year and was one of the factors that contributed to the net interest margin compression, which presented a major challenge for the banking industry in 2013.  The Company was successful in achieving a net interest margin of 3.63% for the year, which represented a decrease of 8 basis points, and the underlying interest rate spread at year-end provides a strong foundation for future earnings growth.

"I am particularly pleased with the growth of our customer base in our newer Indianapolis-area banking centers," Gassen continued. "As a result of our focused marketing initiatives and the efforts of our associates, centered on our delivery of an 'omnichannel' product and service experience, we have gained new relationships that provide the Bank with a solid base of low-cost deposits and continuing cross-sell opportunities."

Net loans receivable of $312.0 million at December 31, 2013, represented a decrease of $6.8 million for the fourth quarter that related mostly to several payoffs of large commercial credits and also resulted in a decline of $1.4 million in total loans receivable for the year.  The Bank realized a $2.4 million, or 31.7%, reduction for the quarter in non-performing loans to $5.1 million at December 31, 2013.  With this improvement, the allowance for loan losses as a percentage of non-performing loans increased from 53.1% at September 30, 2013, to 78.8% at December 31, 2013.  The improvement in loan quality also permitted a $175,000 reduction in the provision for loan losses to $80,000 for the fourth quarter of 2013, compared with $225,000 in the year-earlier quarter.

Other real estate owned at December 31, 2013, totaled $5.2 million – a $1.2 million, or 18.3%, improvement for the year.  The Bank had a net loss from other real estate owned of $43,000 for the fourth quarter and $35,000 for the year, compared to net losses of $343,000 and $520,000 for the same periods of 2012, respectively.

Deposit growth of $13.1 million, or 3.8%, for the fourth quarter produced a $6.0 million increase for the year to $362.7 million at December 31, 2013.  The Bank's strong focus on developing new relationships produced 6.8% growth in the number of checking accounts during the year and continued the positive trend of increased fee income from deposit accounts to $2.5 million for 2013 – a $139,000 improvement over 2012.

Earnings for the fourth quarter of 2013 were $96,000 lower than the same quarter of 2012, due in part to a $182,000 increase in non-interest expense, which resulted primarily from a $196,000 increase in expense for the Company's frozen defined benefit pension plan.

Ameriana Bancorp is a bank holding company.  Through its wholly owned subsidiary, Ameriana Bank, the Company offers an extensive line of banking services and provides a range of investments and securities products through banking centers in the central Indiana area.  Ameriana Bank owns Ameriana Insurance Agency, a full-service insurance agency, and Ameriana Financial Services, which offers securities and insurance products through LPL Financial (Member FINRA/SIPC).

This news release contains forward-looking statements within the meaning of the federal securities laws.  Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results.  These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein.  These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets, changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions and other effects of terrorist activities.  For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2012, on file with the Securities and Exchange Commission, including the section entitled "Risk Factors."  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.

AMERIANA BANCORP
Unaudited Financial Highlights
(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Interest income	$4,244	$4,510	$16,980	$18,032
Interest expense	748	843	3,003	3,845
Net interest income	3,496	3,667	13,977	14,187
Provision for loan losses	80	255	755	1,145
Net interest income after provision for loan losses	3,416	3,412	13,222	13,042
Other income	1,245	1,224	5,801	5,181
Other expense	4,041	3,859	16,095	15,827
Income before income taxes	620	777	2,928	2,396
Income tax	139	200	741	556
Net income	$481	$577	$2,187	$1,840

Earnings per share:
Basic	$0.16	$0.19	$0.73	$0.62
Diluted	$0.16	$0.19	$0.73	$0.62

Weighted average shares outstanding:
Basic	2,989	2,989	2,989	2,989
Diluted	2,992	2,989	2,989	2,989

Dividends declared per share	$0.01	$0.01	$0.04	$0.04

Net interest margin (fully tax-equivalent basis)	3.56%	3.81%	3.63%	3.71%

AMERIANA BANCORP
Unaudited Financial Highlights (Continued)
(In thousands, except per share amounts)

	Dec. 31, 2013	Sept. 30, 2013	Dec. 31, 2012
Total assets	$458,604	$440,187	$445,763
Cash and cash equivalents	40,867	22,542	20,853
Interest-bearing time deposits	2,974	1,982	5,704
Investment securities held to maturity	2,347	2,348	2,349
Investment securities available for sale	37,803	31,552	39,296
Loans receivable	316,028	322,768	317,444
Allowance for loan losses	3,993	3,939	4,239
Loans, net	312,035	318,829	313,205

Allowance for loan losses as a percentage of loans receivable	1.26%	1.22%	1.34%
Non-performing loans	$5,067	$7,419	$7,604
Allowance for loan losses as a percentage of non-performing loans	78.8%	53.1%	55.7%

Deposits:
Non-interest-bearing	$52,747	$56,321	$53,024
Interest-bearing	309,954	293,251	303,679
	362,701	349,572	356,703

Borrowed funds	$50,810	$45,810	$45,810
Shareholders' equity	37,713	37,520	36,546
Book value per share	12.61	12.55	12.23

Regulatory capital ratios for Ameriana Bank:
Tier 1 leverage ratio	9.47%	9.57%	9.31%
Tier 1 risk-based capital ratio	13.91%	13.45%	13.18%
Total risk-based capital ratio	15.16%	14.71%	14.45%